Exhibit 99.1

FOR IMMEDIATE RELEASE
Public Relations	Investor Relations
Contact: Mike Gilhooly	Contact: Kirk Chartier
Office: (312) 568-4230	Office: (312) 568-4200
Email: mgilhooly@enova.com	Email: IR@enova.com

Enova International, Inc. to List on NYSE

CHICAGO (October 29, 2014) — Enova International, Inc. (“Enova”) announced today that shares of its common stock will be listed on the NYSE under the symbol “ENVA” following Cash America International, Inc.’s distribution of approximately 80 percent of Enova’s stock in a spin-off transaction which is currently scheduled to occur on November 13, 2014. Trading of the right to Enova’s “when-issued” shares will begin tomorrow, October 30, 2014. Enova has grown over the past ten years from a small Chicago start-up company into an international business providing loans through its lending platform to over three million customers in the United States, the United Kingdom, Canada, and Australia during those years.

Enova is proud of its history of innovation and its strong financial and operating performance since its online launch in 2004. A key to Enova’s success in developing its technology and analytics-driven business has been its ability to attract top talent to its office in downtown Chicago. Enova has twice been selected as one of Computerworld Magazine’s “Top 100 Best Places to Work in IT.”

Enova’s investment in its people and technology has enabled it to grow into an industry leader, generating over $750 million in annual revenue in 2013. Enova generates its revenue from the lending products it offers to consumers and small businesses. Enova expects its 2015 Adjusted EBITDA (a non-GAAP measure that it defines as net income excluding interest, taxes, depreciation, amortization, foreign currency transaction gains or losses and certain other expense items) to be in the range of $180 million to $240 million. (See below for reconciliation of Adjusted EBITDA to income from operations.)

“We believe our lending platform sets us apart from competitors and does a better job providing choices for borrowers because of our advanced risk analytics and the data we have collected over ten years of online lending experience,” said David Fisher, chief executive officer of Enova. “Those capabilities, combined with our commitment to trustworthy and transparent lending and customer service, are what have allowed Enova to consistently launch innovative new products into new markets year after year.”

About Enova

Enova is a leading provider of online financial services to the large and growing number of customers who use alternative financial services because of their limited access to more traditional consumer credit. Today, Enova offers loans to customers in 34 states in the United States and in the United Kingdom, Australia and Canada and recently launched pilot programs in Brazil and China as well as a line of credit product to serve the needs of small businesses in the United States. Enova uses its proprietary technology, analytics and customer service capabilities to quickly evaluate, underwrite and fund loans in order to offer customers credit when and how they want it. Headquartered in Chicago, Enova had approximately 1,100 employees serving its online customers across the globe as of September 30, 2014.

Non-GAAP Information

The table below shows Adjusted EBITDA, a non-GAAP measure that Enova defines as net income excluding interest, taxes, depreciation, amortization, foreign transaction gains and losses and certain other expense items. Management believes Adjusted EBITDA is used by investors to analyze operating performance and evaluate Enova’s ability to incur and service debt and its capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess Enova’s estimated enterprise value. The computation of Adjusted EBITDA as presented below may differ from the computation of similarly-titled measures provided by other companies.

The following table reconciles management’s estimated income from operations for fiscal 2015 to management’s estimate of Adjusted EBITDA, a non-GAAP measure, for fiscal 2015 (dollars in thousands):

	Estimated Results
	Year ended December 31, 2015
	Low	High
	Unaudited
Income from operations (1)	$160,000	$217,000
Depreciation and amortization	20,000	23,000

Adjusted EBITDA	$180,000	$240,000

(1)	Income from operations is a GAAP measure that represents net income excluding interest, taxes and foreign currency transaction gains or losses.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition, operations and prospects of Enova. The actual results of Enova could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: the effect of, compliance with or changes in domestic and foreign consumer credit, tax and other laws and governmental rules and regulations applicable to Enova’s business or changes in the interpretation or enforcement thereof; the regulatory and examination authority of the Consumer Financial Protection Bureau in the U.S. and the Financial Conduct Authority in the United Kingdom, including the effect of and compliance with a consent order entered into with the Consumer Financial Protection Bureau in November 2013 and changes to Enova’s UK business practices as a result of adapting Enova’s business in response to the requirements of the Financial Conduct Authority; changes in the political, regulatory or economic environment in foreign countries where Enova operates or in the future may operate; risks related to the spin-off of Enova from Cash America; Enova’s ability to process or collect consumer loans through the Automated Clearing House system; the actions of third parties who provide, acquire or offer products and services to, from or for Enova; public and regulatory perception of Enova’s business, including its consumer loan business and its business practices; the effect of any current or future litigation proceedings or any judicial decisions or rule-making that affect Enova, its products or its arbitration agreements; fluctuations, including a sustained decrease, in economic conditions; a prolonged interruption in Enova’s operations of its facilities, systems and business functions, including its information technology and other business systems; changes in demand for Enova’s services and changes in competition; Enova’s ability to maintain an allowance or liability for estimated losses on consumer loans that are adequate to absorb credit losses; Enova’s ability to attract and retain qualified executive officers; interest rate and foreign currency exchange rate fluctuations; changes in the capital markets, including the debt and equity markets; changes in Enova’s ability to satisfy its debt obligations or to refinance existing debt obligations or obtain new capital to finance growth; security breaches, cyber-attacks or fraudulent activity; acts of God, war or terrorism, pandemics and other events; the effect of any of such changes on Enova’s business or the markets in which it operates; and other risks and uncertainties indicated in Enova’s filings with the SEC. These risks and uncertainties are beyond the ability of Enova to control, nor can Enova predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to Enova or its management are intended to identify forward-looking statements. Enova disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.